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                                                        EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                      DART GROUP ANNOUNCES SETTLEMENT WITH
                         ROBERT, GLORIA AND LINDA HAFT


         Landover, MD... August 16, 1997 ... Dart Group Corporation (NASDAQ:
DARTA) today announced a Settlement Agreement with Robert, Gloria and Linda Haft. The Settlement Agreement, which has been approved by the Executive Committee of Dart's Board of Directors, is subject to approval by Dart's Board of Directors, and certain other approvals, by September 2, 1997.

         Dart Group Corporation also announced that it is continuing its settlement negotiations with Herbert Haft and anticipates executing a comprehensive settlement agreement with him by September 2, 1997.

Settlement with Robert, Gloria and Linda Haft

         The transactions contemplated by the Settlement Agreement between Dart and Robert, Gloria and Linda Haft include: the purchase by Dart from Robert, Gloria and Linda Haft (or related parties) of 104,976 shares of Dart Class B Common Stock and 81,556 shares of Dart Class A Common Stock; the termination of options held or claimed by Robert, Gloria and Linda Haft to purchase a total of 283,750 shares of Dart Class A Common Stock; the termination of putative options to purchase 15 shares of Dart/SFW Corp.; and the termination of a small number of options to purchase shares of common stock of Trak Auto Corporation and Crown Books Corporation. Dart will pay Robert, Gloria and Linda Haft a total of approximately $41 million in connection with these transactions.

         The Settlement Agreement also contemplates the completion of bankruptcy plans of reorganization for the partnerships owning Dart's headquarters building in Landover, Maryland and a warehouse leased by Dart's subsidiary, Trak Auto Corporation, in Bridgeview, Illinois. Under these bankruptcy plans, the Company will pay a total of $4.4 million (50% of which would be offset by the release to Dart of funds previously escrowed for Ronald
Haft) to Robert and Linda Haft for their interests in these two partnerships, and a total of $7.0 million to reduce outstanding institutional mortgage loans on these properties, which will thereafter be wholly-owned by Dart affiliates.

         This settlement requires a supplemental settlement arrangement between Dart and Ronald Haft, which has not yet been completed. The effectiveness of this settlement would be conditioned upon the satisfaction of several requirements,





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including compliance with a 7-day notice requirement under a Standstill Order of the Delaware Court of Chancery applicable to Dart. The effectiveness of this settlement also would be subject to approval by Richard B. Stone in his capacity as Voting Trustee.

         The closing of these transactions is scheduled for late September, subject to the satisfaction of various conditions. Closing of these transactions cannot be assured.

         This settlement, if consummated, would result in the termination of the pending claim by Robert, Gloria and Linda Haft to control of Dart and the settlement of all litigation between them and Dart and its subsidiaries.

         Dart anticipates that $50 million of proceeds from a recent private placement of senior notes by its subsidiary, Shoppers Food Warehouse Corp., will be used to fund these transactions. A portion of the cost of these transactions may be allocated to Trak Auto Corporation and, possibly, Crown Books Corporation, which are subsidiaries of Dart. No such allocations have yet been determined.

Anticipated Settlement with Herbert Haft

         The resolutions of Dart's Executive Committee authorizing the settlement with Robert, Gloria and Linda Haft also contemplate that a settlement agreement will be finalized with Herbert Haft, and that a related supplemental settlement agreement will be entered into with Ronald Haft, by September 2, 1997.

         As previously announced, Dart reached a conditional settlement agreement in principle with Herbert Haft on April 21, 1997. Although that conditional agreement in principle terminated on July 11, 1997, without the parties entering into a definitive settlement agreement, negotiations have continued intermittently toward a definitive settlement agreement substantially consistent with the proposed terms outlined in the April 21 conditional agreement in principle.

         Under the settlement being discussed with Herbert Haft, he would retire from his positions as Chairman of Dart and its three major operating subsidiaries: Shoppers Food Warehouse Corp., Trak Auto Corporation and Crown Books Corporation. Herbert Haft also would relinquish his claim to voting control of Dart.

         Further, under the contemplated settlement, Herbert Haft would sell to the Company all 122,747 of his shares of Dart Class A Common Stock and options to purchase a total of approximately 129,750 shares of Dart Class A Common Stock, and substantially lesser holdings in Trak Auto and Crown Books. The settlement





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also would terminate Herbert Haft's employment agreement with Dart and would resolve all outstanding litigation and disputes between Dart and Herbert Haft. Mr. Haft would also assign certain real estate interests to the Company.

         Herbert Haft would receive $29.7 million from Dart if the settlement is implemented, at least part of which is expected to be deferred beyond closing. Herbert Haft would also receive an additional $11.6 million from escrowed funds previously paid by Dart to Ronald Haft as part of its October 1995 settlement with Ronald Haft (and $700,000 interest on those funds). Dart would make a $10 million loan to a partnership owned by Herbert and Ronald Haft, which loan would be personally guaranteed by Ronald Haft and would be secured by such partnership's interests in three shopping centers located in suburban Washington, D.C. and by a one-half indirect interest in an office building in Lanham, Maryland leased by Shoppers Food Warehouse Corp.

         If a settlement agreement is entered into with Herbert Haft, closing of the settlement transactions would be subject to final and non- appealable action by the Delaware Court of Chancery or the Delaware Supreme Court approving all of the terms of the settlement, terminating certain putative derivative actions pending with respect to Dart in the Delaware Court of Chancery, and approving the October 1995 settlement between Dart and Ronald Haft and the supplemental settlement between Dart and Ronald Haft. The closing of the anticipated settlement between Dart and Herbert Haft, even if a settlement agreement is reached by September 2, 1997, would not be expected to occur until three or more months later.

         There can be no assurance that a settlement agreement between Dart and Herbert Haft will be entered into or that the contemplated settlement transactions between Dart and Herbert Haft will close.

         In its negotiation with members of the Haft family, Dart is represented by the Executive Committee of its Board of Directors, comprised of Larry G. Schafran, Chairman, Douglas M. Bregman, Esq. and Bonita A. Wilson.

         For further information, contact Larry G. Schafran (301-731-1502).

Business Contact:         Larry G. Schafran
                          Chairman, Dart Group Executive Committee
                          301-226-1502

Media Contact:            Marina Ein
                          202-223-2922





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